Exhibit 99.1

Avalon Holdings Corporation
One American Way ● Warren, OH 44484-5555 ● Phone: (330) 856-8800

AVALON HOLDINGS CORPORATION ANNOUNCES ORGANIZATIONAL CHANGES

WARREN, Ohio (April 28, 2023) – Ronald E. Klingle, Chairman of the Board of Avalon Holdings Corporation (NYSE Amex: AWX) announced that on April 26, 2023, Bryan P. Saksa resigned as Chief Financial Officer, Treasurer and Secretary of Avalon Holdings Corporation (“Avalon” or the “Company”) and from all director and officer positions of all subsidiaries of the Company. Mr. Saksa joined Avalon in December 2014 as Chief Financial Officer and Treasurer of the Company. Mr. Saksa was a director of the Company since April 2015 and was appointed Secretary in November 2015.

Mr. Saksa’s departure is not a result of any disagreement with the Avalon or its Board of Directors relating to the Company’s operations, policies or practices or any issues regarding its accounting policies or practices.

In addition, on April 26, 2023, Mr. Klingle announced that Avalon appointed Stefanie Villella, Corporate Controller of Avalon, to serve as interim Chief Financial Officer and Treasurer of Avalon. A search has been initiated to identify a new Chief Financial Officer and Treasurer.

Avalon Holdings Corporation provides waste management services to industrial, commercial, municipal and governmental customers in selected northeastern and midwestern U.S. markets, captive landfill management services and salt water injection well operations. Avalon Holdings Corporation also owns Avalon Resorts and Clubs Inc., which includes the operation of a hotel and its associated resort amenities, four golf courses and related country clubs and a multipurpose recreation center.

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